As filed with the Securities and Exchange Commission on August 2, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EXIDE TECHNOLOGIES
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	23-0552730 (I.R.S. Employer Identification No.)
13000 Deerfield Parkway
Building 200
Milton, Georgia 30004
(Address, including zip code, of Principal Executive Offices)

Employment Agreement by and between Exide Technologies and James R. Bolch and Restricted Stock Award Agreement
by and between Exide Technologies and James R. Bolch
(Full title of the plan)
Brad S. Kalter
Vice President, Deputy General Counsel and Corporate Secretary
13000 Deerfield Parkway, Building 200
Milton, Georgia 30004
(Names and address of agent for service)
(678) 566-9048
(Telephone number, including area code, of agent for service)
Copies to:
Timothy J. Melton
Joel T. May
Jones Day
77 West Wacker
Chicago, Illinois 60601
(312) 782-3939

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price	Aggregate	Amount of
to be Registered	Registered (1)(2)	Per Share (3)	Offering Price (3)	Registration Fee
Common Stock, $0.01 par value	750,000 shares	$5.96	$4,470,000	$318.71
Rights to Purchase Common Stock, par value $0.01 per share (4)

(1)	Consists of shares of common stock, par value $0.01 per share (the “Common Stock”) of Exide Technologies (“Exide”), including the associated rights to purchase Common Stock, granted on July 26, 2010 as an equity inducement award in the form of restricted stock in accordance with the Employment Agreement, dated as of June 10, 2010 by and between Exide Technologies and James R. Bolch.

(2)	In addition, pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also relates to such indeterminate number of additional shares of Common Stock, including the associated rights to purchase Common Stock, as may be issuable to prevent dilution in the event of a stock dividend, stock split, recapitalization, or other similar changes in the capital structure, merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase securities, or any other corporate transaction or event having an effect similar to any of the foregoing.

(3)	Determined in accordance with Rules 457(h) and (c) under the Securities Act, based on $5.96, the average of the high and low prices on The NASDAQ Global Market on July 29, 2010.

(4)	One right to purchase a share of Common Stock will attach to, and be transferable only with, each share of Common Stock. The terms of these rights to purchase Common Stock are described in the Current Report on Form 8-K filed by Exide with the Securities and Exchange Commission (the “Commission”) on December 8, 2006.

EXPLANATORY NOTE
     The Registration Statement covers 750,000 shares of Common Stock issued pursuant to the employment agreement, dated June 10, 2010 (the “Employment Agreement”), by and between Exide and James R. Bolch, and the Restricted Stock Award Agreement, dated as of July 26, 2010, between Exide and James R. Bolch (the “Restricted Stock Agreement” and, together with the Employment Agreement, the “Agreements”).
     This Registration Statement contains two parts. Part I contains a reoffer prospectus pursuant to Part I of Form S-3 (in accordance with Section C of the General Instructions to the Form S-8). Part II of this Registration Statement contains information required in the Registration Statement pursuant to Part II of Form S-8.
REOFFER PROSPECTUS
EXIDE TECHNOLOGIES
750,000 Shares of Common Stock
     This prospectus relates to shares of common stock, par value $0.01 per share (the “Common Stock”), of Exide Technologies (“Exide”) issued pursuant to the employment agreement, dated June 10, 2010 (the “Employment Agreement”), by and between Exide and James R. Bolch, and the Restricted Stock Award Agreement, dated as of July 26, 2010, between Exide and James R. Bolch (the “Restricted Stock Agreement” and, together with the Employment Agreement, the “Agreements”) that may be offered from time to time by James R. Bolch, Exide’s President and Chief Executive Officer, or the selling stockholder, for his own account. See “Selling Stockholder.” The selling stockholder has acquired the 750,000 shares of Common Stock (the “Shares”) pursuant to the terms of the Agreements.
     This prospectus has been prepared for the purpose of registering the shares of Common Stock under the Securities Act of 1933 (the “Securities Act”), to allow for future sale to the public by the selling stockholder, on a continuous or delayed basis. The selling stockholder and any participating broker or dealer may be deemed to be an “underwriter” within the meaning of the Securities Act, in which event any profit on the sale of shares by the selling stockholder and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.
     The Common Stock is quoted on The NASDAQ Global Market under the symbol “XIDE.” The last reported sale price of Common Stock on The NASDAQ Global Market on July 29, 2010 was $5.96 per share.
     Investing in the Common Stock involves risks. You should carefully consider the risk factors beginning on page 1 of this prospectus and the documents incorporated by reference herein before making any decision to invest in Common Stock.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is August 2, 2010
     No person has been authorized to give any information or to make any representation not contained in this prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by Exide. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Common Stock offered by this prospectus or an offer to sell or a solicitation of an offer to buy such Common Stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Exide or that the information herein is correct as of any time subsequent to the date hereof.

-i-

The Company
     Exide is a global leader in stored electrical energy solutions, and one of the largest manufacturers and suppliers of lead-acid batteries for transportation and industrial applications in the world.
     Exide is a Delaware corporation organized in 1966 to succeed to the business of a New Jersey corporation founded in 1888. Exide’s principal executive offices are located at 13000 Deerfield Parkway, Building 200, Milton, Georgia 30004, and Exide’s telephone number at that location is (678) 566-9000.
Forward Looking Information
     Except for historical information, this report may be deemed to contain “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Exide may also make forward-looking statements in reports filed with the Commission, in materials delivered to shareholders and in press releases. Forward-looking statements are statements other than historical information or statements of current condition and relate to matters such as Exide’s future financial performance, future operational performance, and Exide’s plans, objectives and expectations. Some forward-looking statements may be identified by use of terms such as “expects,” “anticipates,” “intends,” “estimates,” “believes,” “projects,” “should,” “will,” “plans” and similar words.
     Forward-looking statements should be considered in conjunction with the cautionary statements contained in the section entitled “Risk Factors” and elsewhere in this prospectus, in Exide’s other filings with the Commission, and in material incorporated herein and therein by reference. Such factors and statements have, in some instances, affected and in the future could affect the ability of Exide to achieve its projected results and may cause actual results to differ materially from those expressed herein. Exide assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Risk Factors
     You should carefully consider the following risks, as well as other information contained, or incorporated by reference, in this report, before making a decision to purchase the Shares. The risks described below are not the only risks Exide faces. Any of the following risks could materially adversely affect Exide’s business, financial condition, cash flows, or results of operations. Additional risks or uncertainties not currently known to Exide or that Exide currently deems to be immaterial may also adversely affect Exide’s business, financial condition, cash flows, or results of operations. In such case, you may lose all or a substantial part of your investment.
     Risks related to Exide’s business
Exide has experienced significant fluctuations in raw material prices, particularly lead, and further changes in the prices of raw materials or in energy costs could have a material adverse effect on Exide’s business, financial condition, cash flows or results of operations.
     Lead is the primary material used in the manufacture of batteries, representing approximately 45.0% of Exide’s cost of goods sold. Average lead prices quoted on the London Metal Exchange (“LME”) have fluctuated dramatically, from $1,654 per metric ton for fiscal 2009 to $1,984 per metric ton for fiscal 2010. As of May 27, 2010, lead prices quoted on the LME were $1,777 per metric ton. If Exide is unable to maintain or increase the prices of its products proportionate to the increase in raw material costs, Exide’s gross margins will decline. Exide cannot provide assurance that it will be able to hedge its lead requirements at reasonable costs or that Exide will be able to pass on these costs onto its customers. Fluctuations in Exide’s prices could also cause customer demand for Exide’s products to be reduced and net sales to decline which could be a material adverse affect on Exide’s business, financial condition, cash flows, or results of operations. Rising lead costs require Exide to make significant investments in inventory and accounts receivable, which reduces amounts of cash available for other purposes.

     Exide also consumes significant amounts of polypropylene, steel and other materials in its manufacturing process and incurs energy costs in connection with manufacturing and shipping of its products. The market prices of these materials are also subject to fluctuation, which could further impact Exide’s available cash.
Exide’s restructuring activities, designed to address the worsening global economy and excess capacity caused by reduced demand, may not realize the efficiencies anticipated and could result in additional unanticipated costs, which could have a material adverse effect on Exide’s business, financial condition, cash flows or results of operations.
     Exide is continuing to undertake restructuring activities to address excess capacity created, in part, by worsening economic conditions and reduction in demand for some of Exide’s products. The restructuring plans may involve higher costs or a longer timetable than Exide currently anticipates, mainly due to the timing and execution of some plans and programs subject to local labor law requirements, and consultation with appropriate work councils. Exide also expects the restructuring plans to result in substantial costs related to severance and other employee-related costs, and these costs may not result in improvements in future financial performance. The restructuring plans may also subject Exide to litigation risks and expenses. If Exide is unable to realize the benefits of these restructuring activities or appropriately structure the business to meet market conditions, the restructuring activities could have a material adverse effect on Exide’s business, financial condition, cash flows or results of operations.
Exide remains subject to a preliminary Commission inquiry.
     The Enforcement Division of the Commission is conducting a preliminary inquiry into statements Exide made during fiscal 2005 about its ability to comply with fiscal 2005 loan covenants and the going concern qualification in the audit report in Exide’s annual report on Form 10-K for fiscal 2005, which Exide filed with the Commission in June 2005. This preliminary inquiry remains in process, and should it result in a formal investigation, it could have a material adverse effect on Exide’s business, financial condition, cash flows or results of operations.
Exide is subject to fluctuations in exchange rates and other risks associated with its non-U.S. operations which could adversely affect Exide’s business, financial condition, cash flows or results of operations.
     Exide has significant manufacturing operations in, and exports to, several countries outside the U.S. Because such a significant portion of Exide’s operations are based overseas, Exide is exposed to foreign currency risk, resulting in uncertainty as to future asset and liability values, and results of operations that are denominated in foreign currencies. Exide invoices foreign sales and service transactions in local currencies, using actual exchange rates during the period, and translates these revenues and expenses into U.S. Dollars at average monthly exchange rates. Because a significant portion of Exide’s net sales and expenses are denominated in foreign currencies, the depreciation of these foreign currencies in relation to the U.S. Dollar could adversely affect Exide’s reported net sales and operating margins. Exide translates its non-U.S. assets and liabilities into U.S. Dollars using current rates as of the balance sheet date. Therefore, foreign currency depreciation against the U.S. Dollar would result in a decrease in Exide’s net investment in foreign subsidiaries.
     In addition, foreign currency depreciation, particularly depreciation of the Euro, would make it more expensive for Exide’s non-U.S. subsidiaries to purchase certain raw material commodities that are priced globally in U.S. Dollars such as lead, which is quoted on the LME in U.S. Dollars. Exide does not engage in significant hedging of its foreign currency exposure and cannot assure that it will be able to hedge its foreign currency exposures at a reasonable cost.
     There are other risks inherent in Exide’s non-U.S. operations, including:
•	Changes in local economic conditions, including disruption of markets;

•	Changes in laws and regulations, including changes in import, export, labor and environmental laws;

•	Exposure to possible expropriation or other government actions; and

•	Unsettled political conditions and possible terrorist attacks against American interests.
     These and other risks may have a material adverse effect on Exide’s non-U.S. operations or on its business, financial condition, cash flows or results of operations.
Exide’s liquidity is affected by the seasonality of its business. Warm winters and cool summers adversely affect Exide.
     Exide sells a disproportionate share of its automotive aftermarket batteries during the fall and early winter. Resellers buy automotive batteries during these periods so that they will have sufficient inventory for cold weather periods. This seasonality increases Exide’s working capital requirements and makes it more sensitive to fluctuations in the availability of liquidity. Unusually cold winters or hot summers may accelerate battery failure and increase demand for automotive replacement batteries. Mild winters and cool summers may have the opposite effect. As a result, if Exide’s sales are reduced by an unusually warm winter or cool summer, it may not be possible for Exide to recover these sales in later periods. Further, if Exide’s sales are adversely affected by the weather, it cannot make offsetting cost reductions to protect Exide’s liquidity and gross margins in the short-term because a large portion of Exide’s manufacturing and distribution costs are fixed, which could be a material adverse affect on Exide’s business, financial condition, cash flows, or results of operations.
Decreased demand in the industries in which Exide operates may adversely affect its business, financial condition, cash flows or results of operations.
     Exide’s financial performance depends, in part, on conditions in the automotive, material handling, and telecommunications industries which, in turn, are generally dependent on the U.S. and global economies. As a result, economic and other factors adversely affecting production by original equipment manufacturers (“OEM”) and their customers’ spending could adversely impact Exide’s business. Relatively modest declines in customer purchases from Exide could have a significant adverse impact on its profitability because Exide has substantial fixed production costs. If Exide’s OEM and large aftermarket customers reduce their inventory levels, or reduce their orders, Exide’s performance would be significantly adversely impacted. In this economic environment, Exide cannot predict future production rates or inventory levels or the underlying economic factors. Continued uncertainty and unexpected fluctuations may adversely affect Exide’s business, financial conditions, cash flows, or results of operations.
     The remaining portion of Exide’s battery sales are of aftermarket batteries. The factors influencing demand for automotive replacement batteries include: (1) the number of vehicles in use; (2) average battery life; (3) the average age of vehicles and their operating environment; (4) weather conditions; (5) population growth; and (6) overall economic conditions. Any significant adverse change in any one of these factors may adversely affect Exide’s business, financial condition, cash flows or results of operations.
The loss of Exide’s primary supplier of polyethylene battery separators would have a material adverse effect on Exide’s business, financial condition, cash flows or results of operations.
     Exide relies on a single supplier to fulfill certain of its needs for polyethylene battery separators — a critical component of many of Exide’s products. There is no second source that could readily provide the volume of certain of its polyethylene separators used by Exide. As a result, any major disruption in supply from this supplier would have a material adverse impact on Exide’s business, financial condition, cash flows or results of operations.
Many of the industries in which Exide operates are cyclical.
     Exide’s operating results are affected by the general cyclical pattern of the industries in which its major customer groups operate. Any significant decline in demand for replacement batteries for automobiles, light trucks, or sport utility vehicles could have a material adverse impact on Exide’s business, financial condition, cash flows or results of operations of Exide’s Transportation segments. To a lesser extent, a prolonged decline in the demand for new automobiles, light trucks or sport utility vehicles could also have an adverse impact on these segments. A weak capital expenditure environment in the telecommunications, uninterruptible power systems or electric industrial forklift truck markets could have a material adverse effect on the business, financial condition, cash flows or results of operations of Exide’s Industrial Energy segments.
Exide is subject to pricing pressure from its larger customers.
     Exide faces significant pricing pressures in all of its business segments from its larger customers. Because of their purchasing volume, Exide’s larger customers can influence market participants to compete on price and other terms. Such customers also use their buying power to negotiate lower prices. If Exide is not able to offset pricing reductions resulting from these pressures by improved operating efficiencies and reduced expenditures, those price reductions may have an adverse impact on Exide’s business, financial condition, cash flows or results of operations.
Exide faces increasing competition and pricing pressure from other companies in its industries, and if Exide is unable to compete effectively with these competitors, Exide’s sales and profitability could be adversely affected.
     Exide competes with a number of major domestic and international manufacturers and distributors of lead-acid batteries, as well as a large number of smaller, regional competitors. Due to excess capacity in some sectors of its industry and consolidation among industrial purchasers, Exide has been subjected to continued and significant pricing pressures. The North American, European and Asian lead-acid battery markets are highly competitive. The manufacturers in these markets compete on price, quality, technical innovation, service, and warranty. In addition, Exide is experiencing heightened competitive pricing pressure as Asian producers, which are able to employ labor at significantly lower costs than producers in the U.S. and Western Europe, expand their export capacity and increase their marketing presence in Exide’s major markets. If Exide is unable to compete effectively with these competitors, its sales and profitability could be adversely affected, which could be a material adverse affect on Exide’s business, financial condition, cash flows, or results of operations.
If Exide is not able to develop new products or improve upon its existing products on a timely basis, Exide’s business, financial condition, cash flows or results of operations could be adversely affected.
     Exide believes that its future success depends, in part, on the ability to develop, on a timely basis, new technologically advanced products or improve on Exide’s existing products in innovative ways that meet or exceed its competitors’ product offerings. Maintaining Exide’s market position will require continued investment in research and development and sales and marketing. Industry standards, customer expectations, or other products may emerge that could render one or more of Exide’s products less desirable or obsolete. Exide may be unsuccessful in making the technological advances necessary to develop new products or improve its existing products to maintain its market position. If any of these events occur, they could cause decreases in sales and have an adverse effect on Exide’s business, financial condition, cash flows or results of operations.
Exide may be adversely affected by the instability and uncertainty in the world financial markets and the global economy, and uncertainty around potential terrorist activities against global companies.
     Unfavorable changes in global economic conditions, including tightening credit markets, inflation or recession may result in consumers, businesses and governments deferring or lowering purchases of Exide’s products in the future. In addition, terrorist activities may cause unpredictable or unfavorable economic conditions and could have a material adverse impact on Exide’s business, financial condition, cash flows or results of operations. These economic conditions also may impact the ability of Exide’s customers to purchase Exide’s products and services. As a result, reserves for doubtful accounts and write-offs of accounts receivable may increase. In addition, Exide’s ability to meet customer’s demands depends, in part, on Exide’s ability to obtain timely and adequate delivery of quality materials, parts and components from its suppliers. If certain key suppliers were to become capacity constrained or insolvent as a result of the global economic conditions, it could result in a reduction or interruption in supplies or a significant increase in the price of supplies. If such economic conditions persist, they could have a material adverse effect on Exide’s business, financial condition, cash flows or results of operations.

Exide may be unable to successfully implement its business strategy, which could adversely affect its business, financial condition, cash flows or results of operations.
     Exide’s ability to achieve its business and financial objectives is subject to a variety of factors, many of which are beyond Exide’s control. For example, Exide may not be successful in increasing its manufacturing and distribution efficiency through productivity, process improvements and cost reduction initiatives. Further, Exide may not be able to realize the benefits of these improvements and initiatives within the time frames Exide currently expects. In addition, Exide may not be successful in increasing Exide’s percentage of captive arrangements and spent-battery collections or in otherwise hedging its lead requirements, leaving it exposed to fluctuations in the price of lead. Any failure to successfully implement Exide’s business strategy could adversely affect Exide’s business, financial condition, cash flows or results of operations, and could further impair Exide’s ability to make certain strategic capital expenditures and meet its restructuring objectives.
Exide is subject to costly regulation in relation to environmental and occupational, health and safety matters, which could adversely affect its business, financial condition, cash flows or results of operations.
     Throughout the world, Exide manufactures, distributes, recycles, and otherwise uses large amounts of potentially hazardous materials, especially lead and acid. As a result, Exide is subject to a substantial number of costly regulations. In particular, Exide is required to comply with increasingly stringent requirements of federal, state, and local environmental, occupational health and safety laws and regulations in the U.S. and other countries, including those governing emissions to air, discharges to water, noise and odor emissions; the generation, handling, storage, transportation, treatment, and disposal of waste materials; and the cleanup of contaminated properties and human health and safety. Compliance with these laws and regulations results in ongoing costs. Exide could also incur substantial costs, including cleanup costs, fines, and civil or criminal sanctions, third-party property damage or personal injury claims, or costs to upgrade or replace existing equipment, as a result of violations of or liabilities under environmental laws or non-compliance with environmental permits required at its facilities. In addition, many of Exide’s current and former facilities are located on properties with histories of industrial or commercial operations. Because some environmental laws can impose liability for the entire cost of cleanup upon any of the current or former owners or operators, regardless of fault, Exide could become liable for the cost of investigating or remediating contamination at these properties if contamination requiring such activities is discovered in the future. Exide may become obligated to pay material remediation-related costs at its closed Tampa, Florida facility in the amount of approximately $12.5 million to $20.5 million, and at the Columbus, Georgia facility in the amount of approximately $6.0 million to $9.0 million.
     Exide cannot be certain that it has been, or will at all times be, in complete compliance with all environmental requirements, or that Exide will not incur additional material costs or liabilities in connection with these requirements in excess of amounts it has reserved. Private parties, including current or former employees, could bring personal injury or other claims against Exide due to the presence of, or exposure to, hazardous substances used, stored or disposed of by it, or contained in its products, especially lead. Environmental requirements are complex and have tended to become more stringent over time. These requirements or their enforcement may change in the future in a manner that could have a material adverse effect on Exide’s business, financial condition, cash flows or results of operations. Exide has made and will continue to make expenditures to comply with environmental requirements. These requirements, responsibilities and associated expenditures, if they continue to increase, could have a material adverse effect on Exide’s business, financial condition, cash flows or results of operations. While Exide’s costs to defend and settle claims arising under environmental laws in the past have not been material, Exide cannot provide assurance that this will remain so in the future.
     On November 12, 2008, the Environmental Protection Agency (“EPA”) published new lead emissions standards under the National Ambient Air Quality Standards, which became effective on January 12, 2009. The new standards further restrict lead emissions by reducing the off-site concentration standards for lead in air from 1.5 micrograms per cubic meter to 0.15 micrograms per cubic meter. Exide believes that the new standards could impact a number of its U.S. facilities. Under the Clean Air Act, publication by the EPA of these ambient air quality standards initiates a process by which the states develop rules implementing the standards, and the likelihood and timing of the implementation of these emission standards by the states, as adopted, has not been determined. Although the final impact on Exide’s operations cannot be reasonably determined at the current time, Exide believes that the impact of these recently adopted lead emissions standards on its U.S. facilities could have a material adverse effect on its business, financial condition, cash flows or results of operations.
The EPA or state environmental agencies could take the position that Exide has liability under environmental laws that were not discharged in bankruptcy. To the extent these authorities are successful in disputing the pre-petition nature of these claims, Exide could be required to perform remedial work that has not yet been performed for alleged pre-petition contamination, which would have a material adverse effect on Exide’s business, financial condition, cash flows or results of operations.
     The EPA or state environmental agencies could take the position that Exide has liability under environmental laws that were not discharged in bankruptcy. To the extent these authorities are successful in disputing the pre-petition nature of these claims, Exide could be required to perform remedial work that has not yet been performed for alleged pre-petition contamination, which would have a material adverse effect on Exide’s financial condition, cash flows or results of operations. Exide previously has been advised by the EPA or state agencies that it is a “Potentially Responsible Party” under the Comprehensive Environmental Response, Compensation and Liability Act or similar state laws at 102 federally defined Superfund or state equivalent sites. At 45 of these sites, Exide has paid its share of liability. While Exide believes it is probable its liability for most of the remaining sites will be treated as disputed unsecured claims under the Plan of Reorganization (the “Plan”), there can be no assurance these matters will be discharged. If Exide’s liability is not discharged at one or more sites, the government may be able to file claims for additional response costs in the future, or to order Exide to perform remedial work at such sites. In addition, the EPA, in the course of negotiating this pre-petition claim, had notified Exide of the possibility of additional clean-up costs associated with Hamburg, Pennsylvania properties of approximately $35.0 million. The EPA has provided summaries of past costs and an estimate of future costs that approximate the amounts in its notification; however, Exide disputes certain elements of the claimed past costs, has not received sufficient information supporting the estimated future costs, and is in negotiations with the EPA. To the extent the EPA or other environmental authorities dispute the pre-petition nature of these claims, Exide would intend to resist any such effort to evade the bankruptcy law’s intended result, and believes there are substantial legal defenses to be asserted in that case. However, there can be no assurance that Exide would be successful in challenging any such actions.
Regulation and legislation adopted to address possible global climate change could increase Exide’s costs of operation and adversely affect Exide’s business, financial condition, cash flows or results of operations.
     Recently, there has been an increasing focus on whether emissions of certain gases, commonly referred to as “greenhouse gases” including carbon dioxide, may be contributing to certain atmospheric and other climatic changes. Legislative and regulatory measures directed at limiting the emissions of greenhouse gases and other possible causes of climate change are in various phases of discussions or implementation in a number of countries in which Exide operates. Legislative, regulatory or other efforts in the United States, and international treaties to combat climate change could result in future increases in the cost of raw materials and energy sources such as electricity, natural gas and fossil fuels, all of which may result in higher manufacturing and distribution costs for Exide. Exide’s facilities may also be subject to additional regulation under future climate change policies. Compliance with environmental laws or regulations regarding the reduction of greenhouse gases could result in significant changes to Exide’s facilities and operations and result in an increased cost of conducting business. If Exide is unable to manage the financial risks or otherwise recover costs related to complying with climate change regulatory requirements, it could have a material adverse effect on Exide’s business, financial condition, cash flows or results of operations.
Exide may be adversely affected by legal proceedings to which Exide is, or may become, a party.
     Exide and its subsidiaries are currently, and may in the future become, subject to legal proceedings which could adversely affect its business, financial condition, cash flows or results of operations.

The cost of resolving Exide’s pre-petition disputed claims, including legal and other professional fees involved in settling or litigating these matters, could have a material adverse effect on its business, financial condition, cash flows or results of operations.
     At March 31, 2010, there are approximately 145 pre-petition disputed unsecured claims on file in the bankruptcy case that remain to be resolved through the Plan’s claims reconciliation and allowance procedures. Exide established a reserve of Common Stock and warrants to purchase Common Stock for issuance to holders of these disputed unsecured claims as the claims are allowed by the Bankruptcy Court. Although these claims are generally resolved through the issuance of Common Stock and warrants from the reserve rather than cash payments, the process of resolving these claims through settlement or litigation requires considerable resources, including expenditures by Exide for legal and professional fees and the attention of Exide’s personnel. These costs could have a material adverse effect on Exide’s business, financial condition, cash flows or results of operations.
Work stoppages or other labor issues at Exide’s facilities or its customers’ or suppliers’ facilities could adversely affect Exide’s business, financial condition, cash flows or results of operations.
     It is also possible that the portion of Exide’s workforce that is unionized may increase in the future. Contracts covering approximately 264 of Exide’s domestic employees expire in fiscal 2011, and the remainder thereafter. In addition, contracts covering most of Exide’s union employees in Europe and the rest of the world expire on various dates through fiscal 2011. Although Exide believes that its relations with employees are generally good, if conflicts develop between Exide and its employees’ unions in connection with the renegotiation of these contracts or otherwise, work stoppages or other labor disputes could result. A work stoppage at one or more of Exide’s plants, or a material increase in its costs due to unionization activities, may have a material adverse effect on Exide’s business, financial condition, cash flows or results of operations. Work stoppages at the facilities of Exide’s customers or suppliers may also negatively affect Exide’s business. If any of Exide’s customers experience a material work stoppage, the customer may halt or limit the purchase of Exide’s products. This could require Exide to shut down or significantly reduce production at facilities relating to those products. Moreover, if any of Exide’s suppliers experience a work stoppage, Exide’s operations could be adversely affected if an alternative source of supply is not readily available.
Exide’s substantial indebtedness could adversely affect its business, financial condition, cash flows or results of operations.
     Exide has a significant amount of indebtedness. Exide’s level of indebtedness could have significant consequences. For example, it could:
•	limit Exide’s ability to borrow money to fund its working capital, capital expenditures, acquisitions and debt service requirements;

•	limit Exide’s flexibility in planning for, or reacting to, changes in its business and future business opportunities;

•	make Exide more vulnerable to a downturn in its business or in the economy;

•	place Exide at a disadvantage relative to some of its competitors, who may be less highly leveraged; and

•	require a substantial portion of Exide’s cash flow from operations to be used for debt payments, thereby reducing the availability of cash to fund working capital, capital expenditures, acquisitions and other general corporate purposes.
     One or a combination of these factors could adversely affect Exide’s business, financial condition, cash flows or results of operations. Subject to restrictions in the indenture governing Exide’s senior secured notes and convertible notes and its senior secured credit facility (the “Credit Agreement”), Exide may incur additional indebtedness, which could increase the risks associated with its already substantial indebtedness.

Restrictive covenants limit Exide’s ability to operate its business and to pursue its business strategies, and its failure to comply with these covenants could result in an acceleration of its indebtedness.
     The Credit Agreement and the indenture governing the senior secured notes contain covenants that limit or restrict Exide’s ability to finance future operations or capital needs, to respond to changing business and economic conditions or to engage in other transactions or business activities that may be important to its growth strategy or otherwise important to Exide. The Credit Agreement and the indenture governing Exide’s senior secured notes limit or restrict, among other things, Exide’s ability and the ability of its subsidiaries to:
•	incur additional indebtedness;

•	pay dividends or make distributions on Exide’s capital stock or certain other restricted payments or investments;

•	purchase or redeem stock;

•	isue stock of Exide’s subsidiaries;

•	make investments and extend credit;

•	engage in transactions with affiliates;

•	transfer and sell assets;

•	effect a consolidation or merger or sell, transfer, lease or otherwise dispose of all or substantially all of Exide’s assets; and

•	create liens on Exide’s assets to secure debt.
     In addition, the Credit Agreement requires Exide to repay outstanding borrowings with portions of the proceeds Exide receives from certain sales of property or assets and specified future debt offerings. Exide’s ability to comply with these provisions may be affected by events beyond its control.
     Any breach of the covenants in the Credit Agreement or the indenture governing its senior secured notes could cause a default under Exide’s Credit Agreement and other debt (including the notes), which would restrict Exide’s ability to borrow under its Credit Agreement, thereby significantly impacting Exide’s liquidity which could be a material adverse affect on Exide’s business, financial condition, cash flows or results of operations. If there were an event of default under any of Exide’s debt instruments that was not cured or waived, the holders of the defaulted debt could cause all amounts outstanding with respect to the debt instrument to be due and payable immediately. Exide’s assets and cash flow may not be sufficient to fully repay borrowings under its outstanding debt instruments if accelerated upon an event of default. If, as or when required, Exide is unable to repay, refinance or restructure its indebtedness under, or amend the covenants contained in, its senior secured credit facility, the lenders under that facility could institute foreclosure proceedings against the assets securing borrowings under the Credit Agreement.
Holders of the Common Stock are subject to the risk of dilution of their investment as the result of the issuance of additional shares of Common Stock and warrants to purchase Common Stock to holders of pre-petition claims to the extent the reserve of Common Stock and warrants established to satisfy such claims is insufficient.
     On April 15, 2002, (the “Petition Date”), Exide Technologies, together with certain of its subsidiaries (the “Debtors”), filed voluntary petitions for reorganization under Chapter 11 of the federal bankruptcy laws (“Bankruptcy Code” or “Chapter 11”) in the Bankruptcy Court. The Debtors, along with the Official Committee of Unsecured Creditors, filed the Plan with the Bankruptcy Court on February 27, 2004 and, on April 21, 2004, the Bankruptcy Court confirmed the Plan.

     Pursuant to the Plan, Exide has established a reserve of Common Stock and warrants to purchase Common Stock for issuance to holders of unsecured pre-petition disputed claims. To the extent this reserve is insufficient to satisfy these disputed claims, Exide would be required to issue additional shares of Common Stock and warrants, which would result in dilution to holders of the Common Stock.
     Under the claims reconciliation and allowance process set forth in the Plan, the Official Committee of Unsecured Creditors, in consultation with Exide, established a reserve to provide for a pro rata distribution of Common Stock and warrants to holders of disputed claims as they become allowed. As claims are evaluated and processed, Exide will object to some claims or portions thereof, and upward adjustments (to the extent stock and warrants not previously distributed remain) or downward adjustments to the reserve will be made pending or following adjudication of these objections. Predictions regarding the allowance and classification of claims are inherently difficult to make. With respect to environmental claims in particular, there is inherent difficulty in assessing Exide’s potential liability due to the large number of other potentially responsible parties. For example, a demand for the total cleanup costs of a landfill used by many entities may be asserted by the government using joint and several liability theories. Although Exide believes that there is a reasonable basis in law to believe that it will ultimately be responsible for only its share of these remediation costs, there can be no assurance that Exide will prevail on these claims. In addition, the scope of remedial costs or other environmental injuries are highly variable, and estimating these costs involves complex legal, scientific and technical judgments. Many of the claimants who have filed disputed claims, particularly environmental, and personal injury claims produce little or no proof of fault on which Exide can assess its potential liability and either specify no determinate amount of damages or provide little or no basis for the alleged damages. In some cases Exide is still seeking additional information needed for claims assessment, and information that is unknown to Exide at the current time may significantly affect its assessment regarding the adequacy of the reserve amounts in the future.
     As general unsecured claims have been allowed in the Bankruptcy Court, Exide has distributed approximately one share of Common Stock of Exide per $383.00 in allowed claim amount and approximately one warrant per $153.00 in allowed claim amount. These rates were established based upon the assumption that the new Common Stock and warrants allocated to holders of general unsecured claims on the effective date, including the reserve established for disputed claims, would be fully distributed so that the recovery rates for all allowed unsecured claims would comply with the Plan without the need for any redistribution or supplemental issuance of securities. If the amount of general unsecured claims that is eventually allowed exceeds the amount of claims anticipated in the setting of the reserve, additional new Common Stock and warrants will be issued for the excess claim amounts at the same rates as used for the other general unsecured claims. If this were to occur, additional new Common Stock would also be issued to the holders of pre-petition secured claims to maintain the ratio of their distribution in Common Stock at nine times the amount of Common Stock distributed for all unsecured claims.
Exide’s ability to recognize the benefits of deferred tax assets is dependent on future cash flows and taxable income.
     Exide recognizes the expected future tax benefit from deferred tax assets when realization of the tax benefit is considered to be more likely than not. Otherwise, a valuation allowance is applied against deferred tax assets. Assessing the recoverability of deferred tax assets requires management to make significant estimates related to expectations of future taxable income. Estimates of future taxable income are based on forecasted cash flows from operations and the application of existing tax laws in each jurisdiction. To the extent that future cash flows and taxable income differ significantly from estimates, the ability of Exide to realize the deferred tax assets could be impacted. Additionally, future changes in tax laws could limit Exide’s ability to obtain the future tax benefits represented by its deferred tax assets. As of March 31, 2010, Exide’s current and long-term deferred tax assets were $24.4 million and $85.6 million, respectively.
Negative tax consequences could materially and adversely affect Exide’s business, financial condition, cash flows or results of operations.
     Adverse changes in the underlying profitability and financial outlook of Exide’s operations in several jurisdictions could lead to changes in Exide’s valuation allowances against deferred tax assets and other tax reserves on Exide’s statement of financial position that could materially and adversely affect Exide’s business, financial condition, cash flows or results of operations. Additionally, changes in tax laws in the U.S. or in other countries where Exide has significant operations could materially affect deferred tax assets and liabilities on Exide’s consolidated statement of financial position and tax expense. Exide is also subject to tax audits by governmental authorities in the U.S. and in non-U.S. jurisdictions. Exide is currently subject to a tax audit in Spain for fiscal years 2003 through 2006 that is related to its current and certain former Spanish subsidiaries. Negative results from one or more such tax audits could materially and adversely affect Exide’s business, financial condition, cash flows, or results of operations.
Exide is subject to regulation of its international operations that could adversely affect its business, financial condition, cash flows or results of operations.
     Due to Exide’s global operations, it is subject to many laws governing international relations, including those that prohibit improper payments to government officials and restrict where it can do business, what information or products it can supply to certain countries and what information it can provide to a non-U.S. government, including but not limited to the Foreign Corrupt Practices Act and the U.S. Export Administration Act. Violations of these laws, which are complex and often times difficult to interpret and apply, may result in severe criminal penalties or sanctions that could have a material adverse effect on Exide’s business, financial condition, cash flows or results of operations.
     Risks related to the Common Stock
Sales, or the availability for sale, of substantial amounts of the Common Stock could adversely affect the value of the Common Stock.
     No prediction can be made as to the effect, if any, that future sales of the Common Stock, or the availability of the Common Stock for future sales, will have on the market price of the Common Stock. Sales of substantial amounts of the Common Stock in the public market, and the availability of shares for future sale, including shares of the Common Stock issuable upon exercise of outstanding options to acquire shares of the Common Stock, shares of the Common Stock that may be issued upon conversion of Exide’s convertible notes and shares covered by warrants issued and issuable under the Plan, could adversely affect the prevailing market price of the Common Stock. This in turn would adversely affect the fair value of the Common Stock and could impair Exide’s future ability to raise capital through an offering of equity securities.
The Common Stock is concentrated in the hands of a few of Exide’s stockholders, and their interests may not coincide with yours.
     As of May 31, 2007, Tontine Capital Partners, L.P. and certain of its affiliates (“Tontine”) beneficially owned 19.9% of the outstanding Common Stock. Accordingly, Tontine currently have the ability to exercise significant influence over matters generally requiring stockholder approval. These matters include the election of directors and the approval of significant corporate transactions, including potential mergers, consolidations or sales of all or substantially all of Exide’s assets. Your interests as a holder of the Common Stock may differ from the interests of Tontine.
The Common Stock price may be volatile.
     The price at which the Common Stock trades may be volatile and may fluctuate due to factors such as:
•	Exide’s historical and anticipated quarterly and annual operating results;

•	variations between Exide’s actual results and analyst and investor expectations or changes in financial estimates and recommendations by securities analysts;

•	investor perceptions of Exide and comparable public companies;

•	Exide’s ability to comply with financial covenants in its senior credit facility or other debt obligations; and

•	conditions and trends in general market conditions.
     Fluctuations may be unrelated to or disproportionate to Exide’s performance. These fluctuations may result in a material decline in the trading price of the Common Stock.
Use of Proceeds
     Exide will not receive any proceeds from the sale of the Shares by the selling stockholder.
The Selling Stockholder
     The Shares that may be offered from time to time pursuant to this prospectus have been acquired by the selling stockholder pursuant to the Agreements. The following table sets forth (1) the name of the selling stockholder; (2) the position, office, or other material relationship between Exide and the selling stockholder; (3) the amount of Common Stock beneficially owned by the selling stockholder prior to the offering as of the date of this prospectus, including shares selling stockholder may acquire pursuant to the exercise of previously granted options which have vested or may vest within 60 days of the date of this prospectus; (4) the amount of Common Stock that may be offered by the selling stockholder; and (5) the amount of Common Stock to be beneficially owned by the selling stockholder subsequent to this offering of the Shares by this prospectus.

Number of
	Shares						Common Stock that
Name and Position	Beneficially		Common Stock that				would be Owned
with Exide	Owned		may be Offered				After the Offering
					Percent of			Percent of
			Number		Outstanding		Number	Outstanding
James R. Bolch, President and Chief Executive Officer	0	*	750,000	**	*	*	0	*	*

*	less than 1%

**	The Shares granted under the Agreements will vest on the third anniversary of the selling stockholder’s employment commencement date with Exide.
Plan of Distribution
     Exide has been advised that the selling stockholder, or his pledgees, donees, transferees, or any successors in interest selling shares received from the selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be a selling stockholder), may sell the Common Stock from time to time on any stock exchange or automated interdealer quotation system on which the Common Stock are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholder may sell the Common Stock by one or more of the following methods, without limitation:
•	block trades in which the broker or dealer so engaged will attempt to sell the Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•	on any national securities exchange or quotation service on which the Common Stock are listed or quoted at the time of sale;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	privately negotiated transactions;

•	short sales;

•	one or more underwritten offerings on a firm commitment or best efforts basis;

•	transactions which may involve crosses or block transactions;

•	to cover hedging transactions (other than “short sales” as defined in Rule 3b-3 under the Exchange Act) made pursuant to this prospectus;

•	by pledge to secure debts or other obligations;

•	any combination of any of these methods of sale; and

•	any other manner permitted pursuant to applicable law.
     The selling stockholder may also transfer the Common Stock by gift. Exide does not know of any arrangements by the selling stockholder for the sale of any of the Common Stock.
     The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares of Common Stock. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares at a stipulated price per share. If the broker-dealer is unable to sell shares of Common Stock acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares of Common Stock as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the shares of Common Stock are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the shares of Common Stock in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus. In order to comply with the securities laws of some states, if applicable, the shares of Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.
     From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or person to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder’s shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder’s shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.
     To the extent required under the Securities Act, the aggregate amount of selling stockholders’ shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters, any applicable commission and other material facts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate. Any underwriters, dealers, brokers or agents participating in the distribution of the shares of Common Stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders’ shares, for whom they may act (which compensation as to a particular broker-dealer might be less than or in excess of customary commissions). Neither Exide nor the selling stockholder can presently estimate the amount of any such compensation.

     The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the Common Stock sold by them may be deemed to be underwriting discounts and commissions. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling stockholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The Commission staff is of a view that selling stockholders who are registered broker-dealers or affiliates of registered broker-dealers may be underwriters under the Securities Act. Exide will not pay any compensation or give any discounts or commissions to any underwriter in connection with the Common Stock being offered by this prospectus.
     A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares of Common Stock in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the shares of Common Stock by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers, who may then resell or otherwise transfer those shares of Common Stock. A selling stockholder may also loan or pledge the shares of Common Stock offered hereby to a broker-dealer and the broker-dealer may sell the shares of Common Stock offered by this prospectus so loaned or upon a default may sell or otherwise transfer the pledged shares of Common Stock offered by this prospectus.
     The selling stockholders and other persons participating in the sale or distribution of the shares of Common Stock will be subject to applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of Common Stock by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of shares of Common Stock in the market and to the activities of the selling stockholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the particular shares of Common Stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares.
     Exide cannot assure you that the selling stockholder will sell all or any portion of the Common Stock offered hereby.
Legal Matters
     Jones Day, Chicago, Illinois, will render an opinion as to the validity of the securities offered by this prospectus.
Experts
     Exide’s financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended March 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
Where You Can Find More Information
     Exide files annual, quarterly and special reports, proxy statements and other information with the Commission. Exide’s filings with the Commission are available to the public over the Internet at the Commission’s web site at http://www.sec.gov. You may also read and copy any document Exide files at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room.

     The Commission allows Exide to “incorporate by reference” the information it files with the Commission, which means that Exide can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that Exide files later with the Commission will automatically update and supersede this information. The following documents previously filed by Exide with the Commission are incorporated by reference in this Registration Statement:
(a)	Exide’s Annual Report on Form 10-K for the year ended March 31, 2010, filed with the Commission on June 2, 2010 (File No. 001-11263);

(b)	Exide’s Current Reports on Form 8-K filed May 26, 2010, June 2, 2010 (as to Item 1.01, Item 5.02, and 9.01 only), June 15, 2010, and July 26, 2010 (File No. 001-11263);

(c)	Definitive Proxy Statement on Schedule 14A filed with the Commission on August 2, 2010;

(d)	the description of the rights to purchase Common Stock contained in Exide’s Current Report on Form 8-K filed with the Commission on December 8, 2008 (File No. 001-11263); and

(e)	the description of the Common Stock set forth in Exide’s registration statement on Form 8-A, filed on May 6, 2004, pursuant to Section 12(b) of the Exchange Act, as amended by any amendment or report updating such description (File No. 001-57045).
     All documents subsequently filed by Exide pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed except as so modified or superseded, to constitute a part of this registration statement.
Indemnification of Directors and Officers
     Exide is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with any threatened, pending or completed actions, suits or proceedings in which such persons are made a party by reason of being or having been a director, officer, employee or agent to the corporation. The Delaware General Corporation Law provides that Section 145 is not excluding other rights to which those seeking indemnification may be entitled under any certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Exide’s bylaws provide for indemnification by Exide of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.
     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (d) for any transactions from which the director derived an improper personal benefit. Exide’s certificate of incorporation provides for such limitations of liability to the fullest extent permitted by Delaware General Corporation Law.

     Exide entered into indemnification agreements with certain of its officers and all members of its board of directors. The indemnification agreements provide that Exide will indemnify its officers and directors party thereto against any losses, expenses and taxes arising from any action taken against the officers and directors by reason of or relating to their status or actions taken in their capacity as Exide’s officers or directors. Exide is not responsible for indemnifying officers and directors for any action initiated or brought voluntarily by any officer or director against Exide or any of its employees.
     Exide maintains standard policies of insurance under which coverage is provided (a) to Exide’s directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (b) to Exide with respect to payments which may be made by Exide to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Exide pursuant to the provisions of Exide’s Amended and Restated Certificate of Incorporation or Amended and Restated By-laws or other indemnification agreements to which Exide may be a party, Exide has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents previously filed by Exide with the Commission are incorporated by reference in this Registration Statement:
(a)	Exide’s Annual Report on Form 10-K for the year ended March 31, 2010, filed with the Commission on June 2, 2010 (File No. 001-11263);

(b)	Exide’s Current Reports on Form 8-K filed May 26, 2010, June 2, 2010 (as to Item 1.01, Item 5.02, and 9.01 only), June 15, 2010, and July 26, 2010 (File No. 001-11263);

(c)	Definitive Proxy Statement on Schedule 14A filed with the Commission on August 2, 2010;

(d)	the description of the rights to purchase Common Stock contained in Exide’s Current Report on Form 8-K filed with the Commission on December 8, 2008 (File No. 001-11263); and

(e)	the description of the Common Stock set forth in Exide’s registration statement on Form 8-A, filed on May 6, 2004, pursuant to Section 12(b) of the Exchange Act, as amended by any amendment or report updating such description (File No. 001-57045).
     All documents subsequently filed by Exide pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Exide is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with any threatened, pending or completed actions, suits or proceedings in which such persons are made a party by reason of being or having been a director, officer, employee or agent to the corporation. The Delaware General Corporation Law provides that Section 145 is not excluding other rights to which those seeking indemnification may be entitled under any certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Exide’s bylaws provide for indemnification by Exide of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (d) for any transactions from which the director derived an improper personal benefit. Exide’s certificate of incorporation provides for such limitations of liability to the fullest extent permitted by Delaware General Corporation Law.
     Exide entered into indemnification agreements with certain of its officers and all members of its board of directors. The indemnification agreements provide that Exide will indemnify its officers and directors party thereto against any losses, expenses and taxes arising from any action taken against the officers and directors by reason of or relating to their status or actions taken in their capacity as Exide’s officers or directors. Exide is not responsible for indemnifying officers and directors for any action initiated or brought voluntarily by any officer or director against Exide or any of its employees.
     Exide maintains standard policies of insurance under which coverage is provided (a) to Exide’s directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (b) to Exide with respect to payments which may be made by Exide to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.
Item 7. Exemption from Registration Claimed.
     All of the Shares that may be offered pursuant to this Registration Statement were acquired by the selling stockholder without registration under the Securities Act pursuant to the exemption under Section 4(2) thereof based on Exide’s understanding of the selling stockholder’s knowledge of financial and business matters and his access to information about Exide.
Item 8. Exhibits.
     See Exhibit Index.
Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Exide pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Exide’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Exide pursuant to the foregoing provisions, or otherwise, Exide has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Exide of expenses incurred or paid by a director, officer or controlling person of Exide in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Exide will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, Exide Technologies certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milton, State of Georgia, on the 2nd day of August, 2010.

EXIDE TECHNOLOGIES
By:	/s/ Phillip A. Damaska
Phillip A. Damaska
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Barbara A. Hatcher and Brad S. Kalter and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, for the offering which this Registration Statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ James R. Bolch	President, Chief Executive Officer and Director (Principal Executive Officer)	August 2, 2010

/s/ Phillip A. Damaska	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 2, 2010

/s/ Louis E. Martinez	Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	August 2, 2010

/s/ John P. Reilly	Chairman of the Board of Directors	August 2, 2010

/s/ Herbert F. Aspbury	Director	August 2, 2010

/s/ Michael R. D’Appolonia	Director	August 2, 2010

Signature	Title	Date

/s/ David S. Ferguson	Director	August 2, 2010

/s/ Michael P. Ressner	Director	August 2, 2010

/s/ Carroll R. Wetzel	Director	August 2, 2010

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Amended and Restated Certificate of Incorporation of Exide, incorporated by reference to Exhibit 3.1 to Exide’s Quarterly Report on Form 10-Q filed with the Commission on November 8, 2007 (File No. 001-11263).

4.2	Amended and Restated Bylaws of Exide, effective March 25, 2010, incorporated by reference to Exhibit 3.1 to of Exide’s Current Report on Form 8-K filed with the Commission on March 31, 2010 (File No. 001-11263).

4.3	Rights Agreement, dated as of December 6, 2008, by and between Exide Technologies and American Stock Transfer Trust Company, LLC, incorporated by reference to Exhibit 4.1 to Exide’s Registration Statement on Form 8-A filed with the Commission on December 8, 2008 (File No. 001-11263).

4.4	Employment Agreement between Exide and James R. Bolch, dated as of June 10, 2010, incorporated by reference to Exhibit 10.1 to Exide’s Current Report on Form 8-K filed with the Commission on June 15, 2010 (File No. 001-11263).

4.5	Form of Restricted Stock Award Agreement for James R. Bolch, incorporated by reference to Exhibit 10.1 to Exide’s Current Report on Form 8-K filed with the Commission on July 26, 2010 (File No. 001-11263).

5.1	Opinion of Jones Day, counsel to Exide Technologies, as to the legality of the shares being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Jones Day (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).